Exhibit 10.7

                                REMEDENT USA, INC
                          INVESTMENT BANKING AGREEMENT

A. AGREEMENT: Remedent USA, Inc., herein referred to as "REMM", hereby enters into agreement with Lincoln Equity Research, LLC, herein referred to as "LER" for the purpose of providing Investment Banking services to REMM. The principals of LER are licensed securities brokers and principals of an Office of Supervisory Jurisdiction of Lloyd, Scott & Valenti, Ltd., member NASD, SIPC. LER agrees to provide the hereinbelow described services to REMM, and REMM agrees to provide the hereinbelow described compensation for said services.

     This Agreement shall commence upon execution hereof and continue for one year, subject to paragraph D (3) below.

B.   SERVICES PROVIDED:


     1. LER will use its "best efforts" to provide ongoing research coverage, business evaluation, and other analysis to REMM that LER deems appropriate.

     2. LER will provide a NASD Series 7 Licensed Broker to REMM to correspond with shareholders, potential investors and the investment community.

     3. LER may forward potential investor names to REMM. REMM agrees to mail its investor packages to said potential investors in a timely manner and assumes all costs of such mailings. REMM understands that LER will have no responsibility to mail any REMM investor relations materials.

     4.   LER may introduce  candidates to REMM for  strategic  alliance,  joint
          venture,  or  other  beneficial  business  relationship,   based  upon
          subsequent agreement between the parties.

     5. LER may introduce institutional investors to REMM and/or schedule events within the financial community in an effort to develop institutional investment in REMM, based upon subsequent agreement between the parties.

     6. LER will post and maintain REMM research report(s) on LER website and use its "best efforts" to follow-up with "hits" requesting such REMM report(s).

     7. The parties recognize, confirm and agree that in those circumstances where LER is called upon by REMM to utilize extraordinary effort and activity, such as, but not limited to, direct marketing to LER proprietary databases or databases agreed to by both parties, a subsequent agreement between the parties, if required, must first be reached covering said extraordinary effort and activity.

C. COMPENSATION: As compensation for LER's services under this Agreement, REMM hereby promises and agrees to compensate LER in the following manner:

     1. $7,500 initial fee for due diligence and research services due upon execution of this agreement, on or before September 24, 2001.

     2. $2,500 per month for services beginning the first of the month following the public release of any announcement or research report.

     3. Immediate issuance of one hundred thousand (100,000) shares of Common Stock of REMM, to be received by LER prior to public release of REMM Research Report.

     4. Immediate issuance of a stock option agreement to purchase a total of 200,000 common shares of REMM at a strike price of $.15 per share exercisable immediately upon issuance.

          This option agreement will contain a cashless exercise provision and will be exercisable for a period of two years

D.   TERMS AND CONDITIONS

     1. This Agreement may be cancelled upon 30 days advanced written notice to the non-terminating party, except that said 30 day written notice of cancellation may not be given during the calendar month in which this Agreement is executed.

2. REMM agrees to reimburse LER for all reasonable and documented travel, car rental, meals, lodging, catering and other expenses for LER personnel incurred in the performance of LER's obligations under this Agreement, and LER agrees to obtain approval of REMM for such expenses in advance.

E. REPRESENTATIONS AND WARRANTIES: REMM and LER hereby represent and warrant as follows:

     1. LER will perform a due-diligence analysis of REMM, and REMM consents to the same and agrees to complete any submitted Directors & Officers Questionnaires in a timely manner and provide additional reasonable information that may be requested by LER to facilitate LER's completion of due-diligence.

     2. Both REMM and LER have full legal authority to enter into this Agreement. The execution, delivery and providing of services under this Agreement within the time and manner herein specified will not conflict with, nor result in a breach of, nor constitute default to any existing agreement, indenture, or other instrument to which either REMM or LER is currently a party or by which either entity may be bound or affected.

         3. REMM and LER both hereby confirm and agree that in every written communication to individuals or entities other than REMM or LER, as contemplated by this Agreement or any other agreement between the parties, there shall be written disclosure that LER is being compensated in cash and securities for services provided to REMM.

F. CONFIDENTIAL DATA: All information, knowledge or data concerning or obtained as a result of this Agreement will be deemed confidential information. Neither party shall divulge any confidential information unless required by a court of competent jurisdiction governmental entity or regulatory agency.

G. INDEMNITY: REMM hereby agrees and consents that it will indemnify LER for any legal actions or administrative proceeding brought against LER or REMM arising from services provided by LER under this Agreement or any other agreement between LER and REMM, due to any misstatements of material fact or the omission of material fact arising from any information or documentation furnished by REMM to LER

H. ASSIGNMENTS: This Agreement is binding and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that not withstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that:

     1. REMM may assign or transfer this Agreement to a successor corporation in the event of a merger, consolidation, transfer, or sale of all or substantially all of the assets of REMM, provided that no such further assignment shall relieve REMM from liability for the obligations assumed by it hereunder.

     2. LER may assign or transfer this Agreement to any affiliate of LER or its employees, provided that LER first receives the prior written consent of REMM and that such assignment (if consented to by REMM) shall not relieve LER from liability for its obligations hereunder.

I. ENTIRE AGREEMENT: Each of the parties hereby covenants that this Agreement is intended to and does contain and embodies herein all of the understandings and agreements, both written and oral, of the parties hereby with respect to the subject matter of this Agreement and that there exists no oral agreement or understanding, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated or adversely affected. There are no representations or warranties other than those set forth herein.

J. ARBITRATION: This Agreement shall be deemed to be made, governed by, interpreted under and construed in all respects in accordance with the commercial rules of JAMS. This chosen jurisdiction is irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby consent to adjudication under the commercial rules of JAMS. Both parties further agree and consent to personal service of process in any such action or proceeding outside of the State of California which shall be tantamount to service in person within Orange County, California and shall confer personal jurisdiction. Said venue of the arbitration shall be in Orange County, California. Judgment on the award rendered by the arbitrator may be entered in any federal or state court in Orange County, California. The Laws of the State of California shall govern all disputes regarding this matter.

K. ATTORNEY FEES: In the event a dispute arises over the interpretation or performance of any party under this Agreement, and as a result of said dispute, a claim, action, arbitration or suit should arise, the parties hereby agree that the non-prevailing party in said claim action, arbitration, or suit shall pay the reasonable attorney fees and litigation expenses of the prevailing party.

L. ADDRESS OF PARTIES: Each party shall at all times keep the other party informed as to its principal place of business. The parties shall also promptly notify the other party of any change of address.

M. NOTICES: All notices that are required to be given may be sent pursuant to the provisions of this Agreement and shall be sent to the parties' principal place of business by certified mail, with return receipts requested, or by overnight package delivery service. Notices shall be valid from the date of mailing as indicated by registered postmark or validated airmail receipt.

N. MODIFICATION AND WAIVER: Modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formalities as are present within this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature or kind.

AGREED TO AND ACCEPTED:                    AGREED TO AND ACCEPTED:
----------------------                     ----------------------

Remedent USA, Inc.                        Lincoln Equity Research, LLC
Date:  __09/13/01______________           Date: ____09/13/01_______________
By:  ___/s/ Stephen Ross________          By:  ____/s/ Paul Runyon__________
Stephen Ross, Executive Vice President    Paul Runyon, Managing Principal
                                          Date: __09/13/01______________
                                          By:  ___/s/Mike Uberti  ________
                                           Mike Uberti, Managing Principal